PRESS RELEASE
                     FOR RELEASE MARCH 8, 2007 AT 4:00 P.M.

                          For More Information Contact
                               Joseph J. Bouffard
                                 (410) 248-9130
                               BCSB Bankcorp, Inc.

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., headquartered in Baltimore, Maryland, announced today that the Bank reached a settlement with its insurance provider, pursuant to which the Bank received a payment of $3.35 million as a recovery of a portion of its losses sustained in a check kiting scheme perpetrated by a commercial deposit customer during the quarter ended June 30, 2006. The Bank continues to pursue collection of its check kiting losses, although further recoveries, if any, are expected to take an extended period of time to resolve. As a result of the recovery, the Company will recognize additional income of $2.2 million, net of taxes, during the quarter ending March 31, 2007.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank currently operates eighteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing and local or national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.